Exhibit 99.1

Investor Relations: Geoffrey M. Boyd Chief Financial Officer 612-436-6697

Media Inquiries: Dan Swanson Sr. Director, Field Marketing 612-436-6426

Eschelon Telecom, Inc. Announces Third Quarter 2006 Operating Results

Growth Driven by Record Sales and Customer Line Retention

Minneapolis, MN – November 8, 2006: Eschelon Telecom, Inc., a leading provider of integrated communications services to small and medium sized businesses in the western United States, today announced its results for the third quarter ended September 30, 2006.  Highlights are as follows:

•            Continued strong year-over-year revenue and adjusted EBITDA growth of 20.5% and 29.6%, respectively;

•            Record line sales and record low average monthly line churn during the third quarter of 2006;

•            Year-to-date total line growth of 26.6%;

•            Completed first phase of network expansion two months ahead of schedule;

•            Ahead of schedule on integration of Oregon Telecom, achieving greater than expected synergies;

•            Closed the OneEighty Communications, Inc. acquisition on October 1, 2006;

•            Closed the Mountain Telecommunications, Inc. acquisition on November 1, 2006.

Eschelon Telecom, Inc.

Consolidated Financial and Operating Data

(Dollars in Thousands, Except Per Unit Amounts)

				For the nine months ended September 30,
	3Q 2005	2Q 2006	3Q 2006	2005	2006
Total Revenue	$57,912	$68,250	$69,806	$169,366	$197,782
Total Gross Profit *	$33,118	$39,056	$39,452	$91,849	$112,918
Total Gross Margin (%) *	57%	57%	57%	54%	57%
Pro Forma Adjusted Gross Margin (%) **	57%	57%	57%	57%	57%
Adjusted EBITDA	$10,888	$13,376	$14,105	$29,571	$39,538
Net Loss	$(12,453)	$(599)	$(608)	$(25,864)	$(2,790)
Capital Expenditures	$8,697	$11,602	$12,781	$27,061	$33,404
Cash and Equivalents (at end of period)	$30,824	$91,876	$76,965	$30,824	$76,965

Voice Lines In Service (at end of period)	265,132	318,138	322,702	265,132	322,702
Data Lines In Service (at end of period)	140,744	177,913	191,190	140,744	191,190
Total Lines In Service (at end of period)	405,876	496,051	513,892	405,876	513,892
Lines On-Net (%) (at end of period)	84.6%	82.2%	83.0%	84.6%	83.0%
Lines Sold	29,043	36,343	39,782	82,318	106,865
Average Monthly Line Churn (%)	1.20%	1.43%	1.10%	1.36%	1.36%
Average Network Revenue per Line per Month	$42.31	$41.36	$40.91	$42.37	$41.27

Total Employees (at end of period)	1,109	1,269	1,250	1,109	1,250
Quota-Carrying Network Service Salespeople (at end of period)	191	273	268	191	268

*         Gross profit is defined as revenue less network services expense (excluding depreciation and amortization) and business telephone systems cost of revenue.

**  Excludes impact of Global Crossing settlement in June 2005.

“Eschelon had another good quarter of operating and financial performance.  We achieved record levels of lines sold, lines in service, revenue, adjusted EBITDA, low customer line churn, and maintained strong year-over-year revenue and adjusted EBITDA growth.  We are well into the process of integrating Oregon Telecom, Inc. (“OTI”) and are achieving greater than expected synergies from that acquisition,” said Richard A. Smith, Eschelon’s President and Chief Executive Officer.

“We completed the first phase of our previously-announced three-phase network expansion two months ahead of schedule.  The first phase added 20 network collocations and 60 network services sales associates, allowing us to expand our customer base.  Eschelon will begin work on the second phase of the expansion project to support the planned addition of 60 sales associates in 2007,” said Smith

“On October 1, 2006, we closed on our acquisition of OneEighty Communications, Inc. (“OneEighty”) and on November 1, 2006 we closed on our acquisition of Mountain Telecommunications, Inc.  We expect that through market growth and leveraging investments in existing infrastructure that we will see significant synergies from these acquisitions over the next 12-18 months,” said Smith.

Total revenues for the third quarter of 2006 were $69.8 million, an increase of $1.6 million from the second quarter of 2006 and an increase of $11.9 million from the third quarter of 2005.  The increases were primarily due to the inclusion of OTI, which was acquired on April 1, 2006, and access line growth.

Gross profit for the third quarter of 2006 was $39.5 million, an increase of $0.4 million from the second quarter of 2006 and an increase of $6.3 million from the third quarter of 2005.  The increases were primarily due to the inclusion of OTI and access line growth.

Gross profit as presented is defined as revenue less network services expense (excluding depreciation and amortization) and business telephone systems cost of revenue.  Gross profit is not intended to replace operating income (loss), net income (loss), cash flow and other measures of financial performance reported in accordance with generally accepted accounting principles (“GAAP”) in the United States.  Management uses this definition of gross profit as a measure of operating performance.  Below is a schedule reconciling reported GAAP operating income (loss) to gross profit as presented.

Eschelon Telecom, Inc.

Consolidated Operating Income (Loss) to Gross Profit Reconciliation

(In Thousands)

				For the nine months ended September 30,
	3Q 2005	2Q 2006	3Q 2006	2005	2006
Operating Income (Loss)	$1,729	$3,288	$2,764	$(2,266)	$7,587
Sales, general and administrative expense	22,378	25,973	25,849	67,823	74,521
Depreciation and amortization expense	9,011	9,795	10,839	26,292	30,810
Gross Profit	$33,118	$39,056	$39,452	$91,849	$112,918

Sales, general and administrative expenses for the third quarter of 2006 were $25.8 million, a decrease of $0.1 million from the second quarter of 2006 and an increase of $3.5 million from the third quarter of 2005.  The increase from 2005 was primarily due to the inclusion of OTI, an increase in costs associated with the sales force expansion, costs associated with being a public company, operating taxes and share-based compensation.

Adjusted EBITDA for the third quarter of 2006 was $14.1 million, an increase of $0.7 million from the second quarter of 2006 and an increase of $3.2 million from the third quarter of 2005.  Adjusted

EBITDA is a non-GAAP measure.  Below is a schedule reconciling reported GAAP net loss to EBITDA and Adjusted EBITDA.

Eschelon Telecom, Inc.

Consolidated Net Loss to EBITDA and Adjusted EBITDA Reconciliation

(In Thousands)

				For the nine months ended September 30,
	3Q 2005	2Q 2006	3Q 2006	2005	2006
Net Loss	$(12,453)	$(599)	$(608)	$(25,864)	$(2,790)
Interest expense, net	14,529	3,895	3,294	24,110	10,356
Income taxes	—	—	—	—	—
Depreciation and amortization	9,011	9,795	10,839	26,292	30,810
EBITDA	11,087	13,091	13,525	24,538	38,376
Deferred compensation expense	149	292	503	797	1,141
Loss on disposal of assets	212	19	17	258	65
Gain on sale of available-for-sale securities	(100)	(18)	—	(199)	(96)
Other (income) expense, net	—	(8)	60	—	52
Global Crossing settlement	—	—	—	4,748	—
Income from discontinued operation	(460)	—	—	(571)	—
Adjusted EBITDA	$10,888	$13,376	$14,105	$29,571	$39,538

Capital expenditures for the third quarter of 2006 were $12.8 million, an increase of $1.2 million from the second quarter of 2006 and an increase of $4.1 million from the third quarter of 2005.  Capital expenditures typically fluctuate by quarter depending upon timing of major equipment purchases.  The primary drivers for these increases are the collocation expansion and line/customer growth.

Net loss for the third quarter of 2006 was $0.6 million, relatively unchanged from the second quarter of 2006 and down from a loss of $12.5 million in the third quarter of 2005.  The improvement from the third quarter of 2005 is primarily due to 2005 including $10.2 million of interest expense related to the partial redemption of our notes in September 2005.  The improvement is also due to the inclusion of OTI and higher access lines in service.

Cash, restricted cash and available-for-sale securities at September 30, 2006 were $77.0 million, a decrease of $14.9 million from the second quarter of 2006.  This decrease is primarily due to escrowing $9.9 million at the end of September for the acquisition of OneEighty.

Investor Call
Management is holding an investor conference call on Thursday, November 9, 2006 at 10:00 a.m. (CT) to discuss quarterly results.  Investors are invited to participate by dialing (800) 240-2430.  A replay will be available through November 16, 2006 by dialing (800) 405-2236 (pass code 11074677#).

About Eschelon Telecom, Inc.

Eschelon Telecom, Inc. is a facilities-based competitive communications services provider of voice and data services and business telephone systems in 45 markets in the western United States. Headquartered in Minneapolis, Minnesota, the company currently employs approximately 1,300 telecommunications/Internet professionals, serves over 60,000 business customers and has in excess of 550,000 access lines in service throughout its markets in Arizona, California, Colorado, Minnesota, Montana, Nevada, Oregon, Utah and Washington.  For more information, please visit our web site at www.eschelon.com.

Forward Looking Statements

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The forward-looking statements are based on Eschelon Telecom’s current intent, belief and expectations.  These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict.  Actual results may differ materially from these forward-looking statements because of the company’s history of losses, ability to maintain relationships with RBOCs, substantial indebtedness, difficulties inherent in making and integrating acquisitions, intense competition, dependence on key management, changes in government regulations, and other risks that may be described in the company’s filings with the Securities and Exchange Commission.  Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date.  Eschelon Telecom undertakes no obligation to update or revise the information contained in this announcement, whether as a result of new information, future events or circumstances or otherwise.

Eschelon Telecom, Inc.

Unaudited Consolidated Statement of Operations

(In Thousands)

				For the nine months ended September 30,
	3Q 2005	2Q 2006	3Q 2006	2005	2006
Revenue:
Network services	$51,181	$60,920	$62,373	$149,944	$176,078
Business telephone systems	6,731	7,330	7,433	19,422	21,704
Total revenue	57,912	68,250	69,806	169,366	197,782

Costs and expenses:
Network services expense (excluding depreciation and amortization)	20,701	24,780	25,735	65,603	71,278
Business telephone systems cost of revenue	4,093	4,414	4,619	11,914	13,586
Sales, general and administrative	22,378	25,973	25,849	67,823	74,521
Depreciation and amortization	9,011	9,795	10,839	26,292	30,810
Operating income (loss)	1,729	3,288	2,764	(2,266)	7,587

Other income (expense):
Interest income	269	759	1,482	502	2,474
Interest expense	(14,798)	(4,654)	(4,776)	(24,612)	(12,830)
Other income (expense), net	(113)	8	(78)	(59)	(21)
Loss before taxes	(12,913)	(599)	(608)	(26,435)	(2,790)
Income taxes	—	—	—	—	—
Net loss before discontinued operation	(12,913)	(599)	(608)	(26,435)	(2,790)
Income from discontinued operation, net of tax	460	—	—	571	—
Net loss	$(12,453)	$(599)	$(608)	$(25,864)	$(2,790)

Basic and diluted income (loss) per share:
Continuing operations	$(1.55)	$(0.04)	$(0.03)	$(8.71)	$(0.17)
Discontinued operations	0.06	—	—	0.19	—
Net loss	$(1.49)	$(0.04)	$(0.03)	$(8.53)	$(0.17)

Eschelon Telecom, Inc.

Consolidated Balance Sheets

(In Thousands)

	December 31,	September 30,
	2005	2006
		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$26,062	$7,760
Restricted cash	996	728
Available-for-sale securities	4,760	68,477
Accounts receivable, net	22,996	26,239
Other receivables	3,052	4,207
Inventories	2,927	3,437
Prepaid expenses	2,294	13,914
Total current assets	63,087	124,762

Property and equipment, net	126,452	128,501

Other assets	1,506	1,559
Goodwill	7,168	21,869
Intangible assets, net	33,333	40,554
Total assets	$231,546	$317,245

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$16,400	$15,962
Accrued telecommunications costs	4,227	3,226
Accrued office rent	2,035	1,722
Accrued interest expense	2,646	579
Other accrued expenses	5,485	6,732
Deferred revenue	7,921	8,900
Accrued compensation expenses	2,809	3,953
Capital lease obligations, current maturities	2,430	781
Total current liabilities	43,953	41,855

Long-term liabilities:
Other long-term liabilities	251	346
Capital lease obligations, less current maturities	2,964	4,110
Notes payable	92,125	140,138
Total liabilities	139,293	186,449

Stockholders’ equity:
Common stock	146	176
Additional paid-in capital	248,199	288,460
Accumulated other comprehensive income (loss)	56	(3)
Accumulated deficit	(155,047)	(157,837)
Deferred compensation	(1,101)	—
Total stockholders’ equity	92,253	130,796
Total liabilities and stockholders’ equity	$231,546	$317,245

Eschelon Telecom, Inc.
Unaudited Consolidated Statements of Cash Flows
(In Thousands)

	Nine months ended
	September 30,
	2005	2006
Operating activities
Net loss	$(25,864)	$(2,790)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expense	26,292	30,810
Other non-cash items	7,940	5,574
Changes in operating assets and liabilities:
Restricted cash	(107)	268
Accounts receivable	(4,643)	(1,742)
Inventories	(106)	(510)
Prepaid expenses and other assets	(439)	(12,669)
Discontinued assets held for sale, net of liabilities	1,223	—
Accounts payable and accrued expenses	(619)	(5,516)
Deferred revenue	526	187
Accrued compensation expense	(293)	1,016
Net cash provided by operating activities	3,910	14,628

Investing activities
Purchase of subsidiaries, net of cash acquired	—	(19,993)
Purchase of assets held for sale, net of liabilities	(216)	—
Purchases of available-for-sale securities	(29,744)	(84,468)
Proceeds from sales of available-for-sale securities	20,315	20,800
Purchases of property and equipment	(14,173)	(20,456)
Cash paid for customer installation costs	(10,103)	(11,468)
Proceeds from sales of assets	238	112
Net cash used in investing activities	(33,683)	(115,473)

Financing activities
Proceeds from issuance of notes payable	—	45,600
Payments made on notes and capital lease obligations	(50,780)	(1,971)
Proceeds from issuance of stock, net of fees	68,583	40,250
Increase in debt issuance costs	(348)	(1,336)
Net cash provided by financing activities	17,455	82,543

Net decrease in cash and cash equivalents	(12,318)	(18,302)
Cash and cash equivalents at beginning of period	26,435	26,062
Cash and cash equivalents at end of period	$14,117	$7,760

Supplemental cash flow information
Cash paid for interest	$18,317	$9,635

Supplemental non-cash activities
Equipment purchases under capital lease	$2,785	$1,480
Value of common stock issued to management and certain members of the board of directors	$27	$6,045